Exhibit 99.1

New York Mortgage Trust Earnings Q1 2013 Earnings Call

 Event Date: 05/08/2013

Company Name: New York Mortgage Trust

Event Description:Q1 2013 Earnings Call

Source: New York Mortgage Trust

For more event information and transcripts, visit <a href="bloomberg:EVTS%20%2FD%3AF%2D4134598%3CGO%3E">EVTS</a>

                             Q1 2013 Earnings Call

MANAGEMENT DISCUSSION SECTION

Operator:

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the New York Mortgage Trust First Quarter 2013 Results Conference Call.

During today's presentation, all parties will be in a listen-only mode.

Following the presentation, the conference will be opened for questions.

[Operator Instructions] This conference is being recorded on Wednesday, May

8, 2013.

A press release with NYMT's first quarter 2013 results was released yesterday. The press release is available on the company's website at

www.nymtrust.com. Additionally, we are hosting a live webcast of today's call, which you can access in the Events & Presentation section of the

Company's website.

At this time, management would like me to inform you that certain statements made during the conference call, which are not historical, may be deemed forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. Although New York Mortgage Trust believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that expectations will be attained.

Factors and risks that could cause actual results to differ materially from expectations are detailed in the yesterday's press release and from time-to-time in the company's filings with the SEC.

Now, at this time for opening remarks, I would like to introduce, Steve

Mumma, Chief Executive Officer and President. Steve, please go ahead.

Steven R. Mumma:
Thank you, operator. Good morning, everyone, and thank you for being on the call. Fred Starker, our CFO, is also president, and available for questions at the end of the call.
The company released its earnings after the market closed yesterday. Included in the press release were several tables that I will be referring to you during this call. The company earned $15.4 million or $0.31 per common share for the quarter ended March 31, 2013 as compared to $5.8 million or $0.42 per common share for the period ended March 31, 2012.

Our net interest income rose to $13.1 million for the quarter, an increase of

$1.6 million from the quarter ending December 31, 2012. Our portfolio net interest margin averaged 348 basis points during the quarter, an increase of

15 basis points from the previous quarter.

We declared and paid a first quarter dividend of $0.21 per share per common share, $0.27 per common share. Our book value ended at $6.55 at March 31,

2013 compared to $6.50 at December 31, 2012 or an increase of $0.05 per share. Subsequent to March 31, the company issued 13.6 million shares of common stock, raising approximately $94.5 million in proceeds.

Now, I'd like to go some additional details regarding our quarterly performance as well as our future plan. Our net interest income for the three months ended March 31, 2013 was $13.1 million, up approximately $6.8 million for the same period the previous year and up approximately $1.6 million from the fourth quarter of 2012. The increase in net interest income was primarily due to an increase of $1.1 billion in average earning assets at March 31,

2013 as compared to the first quarter of 2012.

The increase in average earning assets was to the deployment of net proceeds totaling approximately $232 million from four public equity offerings we completed in 2012 and increases in our borrowings and repurchase agreement that we used to require additional agency RMBS.

The company's portfolio in net margin was 348 basis points for the - during quarter ended March 31, 2013 as compared to a net margin of 333 basis points for the quarter ended December 31, 2012 and 658 basis points for the quarter ending March 31, 2012.

The increase in net margin in the first quarter of 2013 from the fourth quarter was attributable to our investments in our credit assets. The decrease in net margin from the period ended March 31, 2012 was largely attributable to a decreased emphasis in our agency ARM strategy as a percentage of our invested equity as well as an increased position in our levered agency RMBS strategy and increased investments in other levered investments.

The increase in other income includes a $5 million increase in net unrealized gains in our multi-family loans and debt held and securitization trust, an increase in unrealized gains on our investments securities related hedges of

$3.3 million which was partially offset by an increase in realized loss on investment securities and related hedges of $4.2 million that's primarily related to our agency IO portfolio.

The increased unrealized gains from our investment in multi-family loans and debt held securitization adjust was due to the improved credit spreads as well as significant increase in our investment in this asset class as compared to the previous period.

Credit spreads on these assets benefited from improved market conditions as well as greater demand by investors, resulting in significant increase in evaluations for our investment. The increase in expenses is due to an increase of $0.5 million in other expenses and $0.5 million in management fees as well as an increase of $100,000 in salaries benefits and directors comp and approximately $100,000 increase in professional fees.

These increases in all categories are largely a result of the growth of the equity of the company and as a percentage of equity, our expense ratios continue to decline.

The company, as I said before, ended with the book value of $6.55 as compared to $6.50. Included in our press release is a detailed analysis of the book value transition for the period. Also included in the press release is our portfolio allocation table that details assets and liabilities by investment silo as of March 31, 2013. The company did not have material changes in those allocations during the quarter. However, on May 3rd, the company closed in an equity offering raising approximately $94.5 million and we expect to invest approximately $41 million and first loss K-Series deal including both PO and

IO security in May.

In addition, the company anticipates ultimately deploying the remaining proceeds into distressed residential loans or other multi-family credit sensitive assets. As we accumulate significant credit sensitive assets, we will continue to seek alternative financing solutions similar to our 2012 transactions which we believe enhance the yield while creating more permanent financing, reducing callable leverage risks back to our company.

Our portfolio of fees were largely unchanged with weighted average CPRs for the first quarter at 12.9% versus 12.5% for the previous quarter. Our Agency

ARM portfolio fees increased to 20.8% from 14.5%, our agency fixed rate portfolio's fees increase from 3.8% - to 3.8% from 2% from previous period,

but overall [indiscernible] increased.

Our IO portfolio remains largely unchanged at 21.6 CPR percent and this rate is essentially unchanged over the last six quarters.

Our multi-family Freddie Mac K-Series investments remain largely unchanged during the quarter with $209 million invested in CMBS assets. Our balance sheet and income statement, we flagged much large received activities due to

GAAP economy requirements related to consolidation rules. A certain of these investments due to ownership percentages and special servicing rights require us to consolidate.

Included in our earnings press release as well as our 10-K, our discussions including financial tables as well as footnotes disclosed the impact of this requirement. It should be noted the company has no additional risk outside of our actual investment of $209 million other than accounting disclosure requirement. As I mentioned earlier, we intend to fund approximately $41 million in May of similar type securities.

Late in the fourth quarter of 2012, we closed on approximately $50 million in distressed residential loans that we financed through a securitization. The intention of this investment is to generate both net interest income as well as capital gains, with the material portion of the return coming from capital gains.

As these loans were newly bordered onto our platform, the first quarter saw very little in capital gains. However, we anticipate this transaction as well as potential future transactions to contribute significantly to the company's performance in the coming quarters.

We continue to benefit from the equity ownership in three legacy securitization, which are backed by approximately $181 million of residential mortgage loans as financed with approximately $175 million in collateralized debt obligation. These loans have an average yield of 2.89% with the corresponding financing cost of 66 basis points or a net interest margin of

233 basis points, which we retain as the company holder of the equity.

The company added approximately $283,000 to our loan loss reserves related to this activity, bringing our total reserves to $3.2 million or 175 basis points of outstanding loans, but more importantly 18% of our loans that are delinquent more than 60 days.

Our CLO securities remain a solid investment with continued market valuation improvement. Over the past 18 months, we have constructed a portfolio of diversified financial assets that we believe will benefit from improving credit metrics. This strategy will focus on the total rate of return rather than strictly net interest margin.

Since first implementing this strategy, we've invested approximately $157 million or 48% of our equity capital as of March 31, 2013 into credit sensitive assets such as the multi-family CMBS. This is by Freddie Mac

K-Series securitizations as well as distressed residential mortgage loans that we believe are capable of producing strong returns for the company's portfolio as U.S. economic conditions improve.

During the 2013 first quarter, this strategy produced solid quarterly earnings of $0.31 per share despite the challenging environment for agency

RMBS. Of the $31 in net income per share for the quarter, $0.14 per share was contributed by unrealized gains of our multi-family CMBS strategy, which benefited from improved evaluations driven by credit spreads tightening during the quarter.

In addition, although not a significant contributor to the earnings in the first quarter, we believe the valuations of pool of distressed loans which we acquired in December of 2012 have improved during the past four months and we anticipate that these assets will contribute in the meaningful way for our total return in 2013.

For the balance of 2013, our focus will be on continuing to build out the investment portfolio with credit sensitive assets that rely on asset selection revenue and leverage that generate a significant part of the returns.

Our 10-Q will be filed on or about May 10 with the SEC will be available on our website thereafter.

Fred and I now would like to take any questions that you may have. And operator, please take the first question.

Q&A

Operator:

Thank you. [Operator Instructions] Our first question comes from Chris Donat from Sandler O'Neill.

<Q>: Good morning guys, this is actually Rob [indiscernible] filling in for
Chris this morning. How are you.

<A - Steven Mumma>: Good Rob, how are you doing?

<Q>: Doing all right. I'm just wanted to ask a few quick ones here. So...

<A - Steven R. Mumma>: Sure.

<Q>: With 48% of your equity capital now in any credit sensitive assets, is there a limit on how high you'd want to take this percentage?

<A - Steven R. Mumma>: I think it would depend on the type of investment,

right, to the extent that we invest in these first loss Freddie Mac K-Series which are largely [indiscernible] securities that generate less cash but solid GAAP earnings. There is a limit in terms of how much that percentage would represent at an overall company balance and that limit is probably between 30% to 35%. As it relates to the distressed residential loan transaction, that transaction currently represents less than 10% of the equity. We can see that transaction growing substantially to 25% to 30%, 40%

of the company overall as long as we can continue to source loans at levels that we think makes sense for the company.

<Q>: Got it, that's helpful. Thank you. And then I know you guys really don't give specific guidance or probably can't but on- I just want to ask questions on the net interest margin here. So should we expect the margin to keep rising throughout 2013 like it did in the first quarter as you continue to deploy capital into these high yielding credit sensitive assets or is there or should we expect sort of leveling off here?

<A - Steven R. Mumma>: I think when you look at the transition of the spread,

and keep in mind the portfolio margin you have to take with the leverage on the company, right. With that portfolio margin, as we transition from a net margin of probably 140 to 150 basis points in an agency trade to a net margin and the credit rate that's substantially higher, yes, it will transition upwards. So I think in 2012 when we grew rather rapidly, we did put a significant portion of the raise in the mid summer into agencies and that's why the spread dropped substantially. But I think going forward, as we focus on credit you would expect the portfolio margin to remain in this level or increase over time.

<Q>: Got it, that's helpful. I'll hop off. Thanks guys.

<A - Steven R. Mumma>: Thanks, Rob.

Operator:

Thank you. Our next question comes from Steve DeLaney from JMP Securities.

<Q - Steven DeLaney>: Good morning, Steve.

<A - Steven R. Mumma>: Good morning, Steve, how are you doing?

<Q - Steven DeLaney>: Good. So look, after what we've seen in the first quarter with some problems people are having on book value marks on agency

MBS, it's encouraging to see the steady progress in the credit as opposed to duration risk, so some good graphs on having the vision to see that. I wanted to get into a couple of things, maybe on the credit assets falling up on what

Rob had to ask about. I just want to understand with your distressed loan pools, that's pretty obvious that those are whole loans and I'm assuming you see those as good assets for the SEC '40 act, am I correct on that?

<A>: That's correct because we also are acquiring the servicing along with those loans.

<Q - Steven DeLaney>: Right, right, so you're obviously in the first loss control position, so those are good assets. And the more you do there, the less you have to move capital into the agency market where you're competing with the Fed and running that risk, but now I'm not quite as clear on the

K-Series structure. GAAP requires you to put $5 billion of loans on your books, you're grossing them up, but obviously as you show your investment of about $200 million how should we think about the SEC '40 act treatment of the multifamily loans underneath those K-Series?

<A>: It would be similar to the way that we treat our residential securitizations which would tell you that you're allowed to count 40 act treatment for those first loss provisions that you have direct touch with the loss. So in the event of our securitization even though we have - and for the consolidated loans, really the first loss fees that we own a 100% on, counts as a whole full, if we don't own a 100% of the first loss fees then we don't count that as a whole full security. So there is really four transactions that we own less than a 100% which we don't include and it's four transactions that we do own a 100%.

<Q - Steven DeLaney>: Okay. So the five - and those we've got to look further behind the $5.4 billion, some of those you would be able to include the loans and some you would not, is that what you're saying?

<A>: And that's correct, but also keep in mind from a [indiscernible]

standpoint you're not consolidating all those loans on your balance sheet either, for the test. Right, so we're not bringing - we don't, we can't count

$5 billion since all those pools that we're consolidating we own a 100% of,

we're not getting the benefit of $5 billion of loans of being old pool, we're only showing the benefit of the net investment we have in the transaction.

<Q - Steven DeLaney>: Okay. Well, I'll follow-up with you offline on that just to make sure I'm clear, but I appreciate the comments on it so far. And then Steve, the last thing I just would ask about, and this is just in a very general sense. Help me understand how the board views the dividend policy with respect to your dividend payout, sort of how you look at setting the dividend. Clearly the $0.31 in GAAP EPS covers the dividend this quarter but as you pointed out, that figure benefited through some unrealized gains. So just how should we think about the dividend and what type of return elements in additions to like core spread income is the board looking at and setting the dividend right? Thanks.

<A>: Sure. So we have several strategies. Well, we have two strategies - the agency IO strategy I would characterize as a total rate of return strategy as well as our distressed loan is a total rate of return strategy. So when we talk and meet as a board to set the dividend policy, we're not looking at quarter-to-quarter movement of our earnings. We're looking at a 12-month period that we're going to report taxable income. And as we make assessments on where we think we're going to monetize potential capital gains in these portfolios and how these portfolios are performing, we would look adjust that dividend policy as we go through the year. When we set our policies, the expectation that the - as well as we can see in the immediate future that would be an expected run rate that we would anticipate to hit over time.

<Q - Steven DeLaney>: Got it.

<A>: We're not looking at our net margin and saying, okay, our net margin is

X and therefore that's the only thing we can pay as a dividend. No because -

and especially in the distressed residential loan transaction a lot of these gains are going to be realized over time. In our financial statements, for example, we carry the loans at lower cost to market, so you have no benefit of appreciation and price that's reflected either in the earnings or in the book value on the AUCI basis but in fact these ARM prices have increased significantly. So we know we have trap gains in these loans and we'll work through during the coming quarters and we know that we're going to be monetizing those gains.

<Q - Steven DeLaney>: So in the - I understand what you're saying about the total return approach on the actively - the actively managed portfolio and what you're saying in sort of the core agency portfolio unrealized appreciation would go into OCI and that would only factor into your payout calculus if you actually harvested those gains by selling the bonds.

<A>: That's right. And we're looking really - we're not really looking at the unrealized gains in the PO portfolio to really support a dividend payout because we [indiscernible] securities on long-term basis but we are looking to harvest gains for the other strategy to generate dividend income because we know there is going to be turnover in those particular strategies.

<Q - Steven DeLaney>: Okay. Thanks for the comments and congrats on a solid quarter.

<A>: Thanks, Steve.

<Q - Steven DeLaney>: Thank you.

Operator:

Thank you. And our next question comes from Boris Pialloux from National

Securities.

<Q - Boris Pialloux>: Hi, Steve, and thanks for taking my questions. I had two quick questions, the first one is, when you - in the agency IOs do you count the IOs of the K-series or is that somewhat else? And the second question is, do you have your opinion on the new risk sharing programs of the

Finance and Freddie Mac's for the summer?

<A>: Yeah, when you say that we don't include the Freddie Mac K-Series IO as an agency IO strategy, that's strictly a residential IO strategy. The IO related to the K-Series is included in the K-Series [indiscernible]. If that's what you're asking?

<Q - Boris Pialloux>: And you're sure, the $128 million agency IOs is on the residential, no K-Series IOs.

<A>: That's correct.

<Q - Boris Pialloux>: Okay.

<A>: That's correct. And if you look in our 10-K or 10-Q, well the 10-K to

10-Q will be coming out surely, you'll see - there is a table on there that will allocate the PO and IO of Freddie Mac K-Series, so you get a sense of what that is also. And as relates to Freddie and Fannie, we continue to monitory - look, we're doing a loss sharing basically in the Freddie Mac multi-family program right now, buying it privately. We'd like to participate in those transactions, it's an ever revolving process. It's going to be interesting how QM impacts origination and we'll see how that unfolds as we go to the summer month. But we watch it closely and make sure that we understand the risk and in the long term, we think there will be a transition of this risk to the private market place is what we think is going to be opportunities for us to participate.

<Q - Boris Pialloux>: And also like a good question about the multi-residential. How do you view the multi-residential in some markets like

Seattle or Washington D.C.? You had lots of supply coming. Do you think at one point it's going to have an impact on some of the CMBS K-Series fields or they are too diversified and it wouldn't really matter?

<A>: Like, it will always matter because we're in the first slot position, so a dollar loss is a dollar loss to us. We have significant diversification now we own approximately $8.5 million of loans backing these multifamily projects. And as you say, they are in markets that are getting - there is a lot of construction in some of these markets. We do a lot of due diligence and try to - and I think the Freddie Mac program in general is fairly conservative and that's one of the reasons why we like their securities. So we think that gives us some sense of protection, but there is no question every margin goes through cycles and as it gets overbuild, it comes under pressure. However, if you look at the last five years the amount of apartment, multi-family construction has been under trend and it's now above trend, but still if you look at the cumulative units under construction still below demand as you can tell by the occupancy rates are so low and so we like that factor. The other statistics that recently was reported last week is the homeownership continues to decline, which we still believe is going to be a factor going forward where the aging population will seek to be a renter as opposed to a homeowner to continue their lifestyle.

So we still like those dynamics, we look at these transactions, the yields have come in significantly, we start doing these investments so that's a factor in our investment strategy. And there may be a point time where we think the yields have gone too tight and we step away from the transaction but we've started investing in 2008 and we own 2008 securities, 2009, 2010,

2011 and 2012. So we have a nice spread of properties from a depreciation standpoint but we do are keenly aware of the deal that we're settling in May has slightly tighter ratios than the previous - than the deals that we did in from 2008, so we do monitor that.

<Q - Boris Pialloux>: Okay. Thank you for the color.

<A>: Thanks.

Operator:

Thank you. [Operator Instructions] Our next question comes from David Walrod from Ladenburg.

<Q - David Walrod>: Good morning Steve.

<A>: David, how are you doing?

<Q - David Walrod>: I am doing well. Couple of things. Obviously a lot has been asked already. You commented that you deployed $41 million. Are you going to be deploying $41 million in the K-Series by the end of the month.

What's the timing of deploying the rest of the capital that you raised? And if you could kind of give us an idea. I know you've kind of briefly touched on it but maybe flush out a little bit what opportunities you're seeing for deploying that excess capital?

<A>: We'd like to - these credit though the one difference between the credit strategy and the agency strategy is, agency strategy can deploy very quickly and the credit strategy, we look to try to line up capital raising with credit opportunities. So we'd like to think that our credit opportunities are going to deploy reasonably close to when we raise capital. And reasonably close is defined within - in my opinion within 30 to 90 days and we'd like it to be shorter than the 90 days but these credit transactions while you're thinking that you're thinking that you'll handle all of them, sometimes when you get to the close, take a little handholding but we have a pretty good runway of thought in terms of what we can put on the balance sheet from a credit standpoint. And we'd like to put the majority of that capital as quick as possible in the credit sensitive assets.

<Q - David Walrod>: Do you think the end of the quarter is realistic or do you think it will stretch to the third quarter?

<A>: You're trying to pin me down with the data. I can't - I'm not sure if I understand [indiscernible].

<A>: I'd like to say that temperature will still be warm when we get to the securities and investing in credit assets but now, we would like to think that we would have a substantial part of that invested by the end of the quarter.

<Q - David Walrod>: Okay. Thanks and you're thinking K-Series, distressed loans or any thought there?

<A>: Yeah, I mean the K-Series have a much further rise in. So we'll probably just settle this one K-Series on a primary market. It's possible that we may source a secondary piece but the rest will be generally in either in distressed residential loans or in direct lending to multi-family which we started doing at the end of the fourth quarter and did one loan in the first quarter. That's a little bit slower ramp up but I could see putting $5 million to $10 million to work in direct lending and for the multi-family space in a preferred equity position.

<Q - David Walrod>: Okay. Great. And then the margins in the K-Series, I mean is it safe to say that they are compressing a little bit from where they were

6 or 12 months ago?

<A>: Absolutely. It's safe to say that they've compressed since the yearend just from - general credit spreads have come in and I think we've seen more competition looking at these asset classes which is driven in spreads and yes, they have come in. No question, they've come in and started [ph].

<Q - David Walrod>: Okay.

<A>: Okay. Thanks.

Operator:

Thank you. And I'm showing no further questions at this time.

Steven R. Mumma:

All right. Operator, that's fine. Thank you very much for everybody on the call. I appreciate your questions. When you look forward to talking about our story at the end of the second quarter and we will continue to judiciously deploy the capital and assets that we think will benefit the shareholders.

Thank you for being on the call.

Operator:

Ladies and gentlemen, thank you for participating in today's conference. This concludes our program for today. You may now disconnect, and have a wonderful day.

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